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                                                                     Exhibit 4.1

                       PURCHASE AND ASSIGNMENT AGREEMENT

                                 By and Between
                  I.I.S. INTELLIGENT INFORMATION SYSTEMS LTD.
          a company incorporated under the laws of the State of Israel of Gutwirth Science Center, Technion City, 3200, Haifa, Israel
                            (hereinafter  "Buyer") of the first part

                                      and
                     EASTEK EMBEDDED SYSTEMS (MEITAV) LTD.
          a company incorporated under the laws of the State of Israel of 39 Givati Street, Ramat-Gan, Israel
                       (hereinafter  "Seller") of the second part

                                      and
                                Mr. Danny Shavit
              an Israeli citizen and resident (I.D. No. 53486619)
                   of 50 Nachal Sorek Street, Modi'in, Israel
                       (hereinafter  "Founder") of the third part


WHEREAS  Seller wishes to sell, assign and transfer to Buyer all the material activities, assets and rights, and certain obligations of Seller in the Business (as defined below); and

WHEREAS  Buyer wishes to purchase and obtain by assignment from Seller the
           Business, all in accordance with the terms and conditions set forth hereinbelow;

NOW, THEREFORE,  the parties do hereby stipulate, affirm and agree as follows:

1.  Preamble and Appendices
    -----------------------

1.1 The preamble to this Agreement and the appendices attached hereto constitute integral parts hereof.

1.2 The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement.

2.  Definitions
    -----------

2.1 Unless otherwise specifically stated herein, for the purpose of this Agreement each of the following terms shall have the respective meaning ascribed to it below.

2.2 The term "Business" means all the material activities, assets and rights, and the Assumed Liabilities of the Seller in the field of software tools for testing adapters and storage devices, text- to-speech software engine, products for blind and visually impaired persons and performance of software development projects.

2.3 The term "Agreements" means those agreements (also including insurance policies, purchase orders and other documents which create rights or obligations) listed in Appendix 2.3 hereto.

2.4 The term "Assumed Liabilities" means those liabilities of Seller pertaining to the Business that are specified in Appendix 2.4 hereto, which are to be assigned to and assumed by Buyer.

     The Assumed Liabilities include, among other things, service obligations towards clients who purchased products and services from Seller - to the extent expressly specified in Appendix 2.4 hereto.

2.5 The term "Tangible Assets" means materials, stocks of any kind, equipment, tools, utensils, apparatus and appliances as detailed in Appendix 2.5 hereto.

2.6 The term "Technology" means the technology, know- how, inventions, developments, software, customer lists and customer information and any other documentation and electronic media which are owned or used by Seller and/or Founder, or are accessible or licensed to them, with regard to the Business. A list and a short description of all the licensing agreements to which Eastek is a party is attached as Appendix 2.6 hereto.

2.7 The term "Proprietary Rights" means any and all intellectual property rights (such as patent applications, patents, copyrights, designs, trade secrets, trade marks and names, brand names, domain names etc.) and moral rights owned and/or used by Seller and Founder relating to the Technology and the Business, including among all other things the knowhow and rights under the agreement between Eastek and Prof. Uzi Ornan. To avoid doubts, to date Seller and Founder do not own and have not applied for any patents or designs with regard to the Technology and the Business.

2.8 The term "Goodwill" means the goodwill of the Business and the goodwill of the Founder with regard to the Business.

2.9 The terms "Assets" means the Tangible Assets, the Technology, the Proprietary Rights and the Goodwill.

2.10 The term "Financial Reports" means the audited financial reports of Seller as of 31 December 1999 and the year then ended, and the reviewed financial reports as of 30 September 2000 and the period then ended.

2.11 The term "Closing" means the closing of the transaction hereunder.

3.  Representations and Warranties by Seller and Founder
    ----------------------------------------------------

3.1 Seller and Founder, jointly and severally, hereby represent and warrant to Buyer as set forth below.

3.2 Seller is the exclusive owner of the Assets and any other rights pertaining to the Business, free and clear of all liens, encumbrances, payment obligations and claims and rights of third parties, except the Assumed Liabilities and subject to the provisions of section 3.3.3 below.

     The Founder confirms that he has assigned to Seller, prior to the date of this Agreement, all his interest and/or title in any of the Assets, and especially in the Proprietary Rights.

3.3  3.3.1  Seller and/or Founder have developed the Technology and the
            Proprietary Rights independently of any proprietary knowhow or rights of third parties (unless in the public domain or properly licensed to Seller).

      3.3.2 The use, commercialization and utilization of the Technology and the Proprietary Rights do not and will not constitute, create or cause any infringement or misappropriation of any intellectual property rights of third parties.

            No such claim of infringement or misappropriation pertaining to the Business has been made nor, to the best knowledge of Founder and Seller, is threatened against Seller or Founder.

      3.3.3 The foregoing provisions notwithstanding, certain elements of the Technology are not owned by Seller and Founder. However, such elements are in the public domain or are covered by off-the-shelf licenses granted to Seller and assignable by it. Furthermore, certain elements of the Technology are subject to the agreement between the Seller and Prof. Uzi Ornan (which agreement was presented to Buyer and is included in the list of Agreements in Appendix 2.3).

      3.3.4 Seller is not obligated or under any liability to make payments by way of royalties, fees or otherwise to any third party with respect to the use of the Technology and present and planned operations of the Business, except as included in the Assumed Liabilities.

      3.3.5 The Proprietary Rights and the Technology, together with public domain and licensed elements, comprise all of the intellectual property which is used or necessary with regard to the Business as conducted and as contemplated to be conducted. Seller has a valid right to use the licensed elements of the Technology for the Business as conducted and as contemplated to be conducted.

3.4 The list of Tangible Assets in Appendix 2.5 hereto comprises all of the tangible assets of the Seller. All the Tangible Assets are in operable and useable condition, and are fully insured.

3.5 The list of Agreements in Appendix 2.3 hereto comprises all the agreements of Seller and Founder pertaining to the Business. The Agreements are in full force and effect, were not infringed by the Seller nor - to the best knowledge of Seller and Founder - by the other parties to the Agreements.

3.6 The total exposure under the Assumed Liabilities is not and shall not be higher - in the aggregate - than NIS 600,000. Should the Assumed Liabilities and aggregate amounts which Buyer is required to pay to third parties consequent to the purchase of the Business (including, without limitation, payment of royalties, commissions, profit sharing, revenue sharing etc. related to or arising from the sale of products or knowhow and the grant of licenses) exceed the sum of NIS 600,000; the Seller and the Founder - jointly and severally - will either pay the excess sum directly to the entitled party/ies or reimburse the Buyer for such payment.

3.7 The Financial Reports were prepared in accordance with Israeli accounting standards and principles consistently applied, and they show and describe all the assets, liabilities (including future and contingent liabilities) and results of operations of the Seller. Since the last Financial Report date, no material change occurred in the value of the assets and liabilities and/or in the operations of the Business.

3.8 Seller is the employer of the employees listed in Appendix 3.8 hereto, which are all the employees of the Business. The full terms of employment of all such employees are as detailed in Appendix 3.8 hereto. All obligations towards the employees and/or related to their employment up to the date of the Closing (including, among others, severance payments, pension payments, sick days, vacation days and all others), were either paid in full or are covered by monies deposited in appropriate funds, or will be made and deposited prior to the Closing, unless they are included in the Assumed Liabilities.

3.9 The Founder is the holder and owner of the entire share capital of the Seller. Except for the Founder, no other person or entity is entitled to shares or has the right to purchase shares in Seller.

3.10 Seller and Founder have all requisite power and authority to execute, deliver and perform this Agreement. All necessary corporate proceedings of Seller have been duly taken to authorize the execution, delivery and performance of this Agreement by Seller. This Agreement is the legal, valid and binding obligation of Seller and Founder, and is enforceable as to Founder and Seller in accordance with its terms.

3.11 Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby do or will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under the Articles of Association of Seller or under any law, statute, regulation, order, judgment or decree applicable to Seller or Founder or under any instrument, contract or other agreement to which Seller or Founder is a party or by which Seller or Founder (or any of their properties, assets or business) is subject or bound, (b) require Seller and Founder to obtain any authorization, consent, approval, order or waiver from, or to make any filing with, any court or governmental entity or agency or to obtain the approval or consent of any other person or entity.

3.12 There are no actions, suits, proceedings, investigations or claims pending or, to the best knowledge of Seller and Founder, threatened against or involving and/or relating to the Assets and/or the Business.

3.13 Seller and Founder have provided to Buyer all information in their possession or available to them which is relevant to the Assets, the Assumed Liabilities and the Business.

3.14 Seller and Founder are aware that Buyer is relying on the representations set forth above.

4.    Representations of Buyer
      ------------------------

4.1 Buyer hereby represents and warrants to Seller and Founder as set forth below.

4.2 Buyer has all requisite power and authority to execute, deliver and perform this Agreement. All necessary corporate proceedings of Buyer have been duly taken to authorize the execution, delivery and performance of this Agreement by Buyer. This Agreement is the legal, valid and binding obligation of Buyer, and is enforceable as to Buyer in accordance with its terms.

4.3 Buyer has received the information requested by it, and has reviewed carefully the Business, the Assets, the Agreements and the Assumed Liabilities and found them satisfactory to its needs, all subject to the representations of the Seller and the Founder contained herein. The Business and the Assets are being sold to Buyer in "As Is" state, but without prejudice to the representations of Seller and the Founder contained herein.

4.4 Buyer has the financial, managerial and organizational resources and ability to carry out its undertakings hereunder.

4.5 Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby do or will: (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under the Articles of Association of Buyer or under any law, statute, regulation, order, judgment or decree applicable to Buyer or under any instrument, contract or other agreement to which Buyer is a party or by which Buyer (or any of its properties, assets or business) is subject or bound, (b) require Buyer to obtain any authorization, consent, approval, order or waiver from, or to make any filing with, any court or governmental entity or agency or to obtain the approval or consent of any other person or entity.

5.   Sale and Assignment
     -------------------

5.1 Seller hereby irrevocably sells and assigns to Buyer, and Buyer hereby purchases and receives from Seller, as of the Closing, all right, title and interest in the Business and the Assets, free and clear of all liens, encumbrances, payment obligations and claims and rights of third parties (including any taxation authority), and Buyer further assumes the Assumed Liabilities; provided however that there is no assumption by Buyer of any liabilities (including past, present, future and contingent liabilities) in excess NIS 600,000.

5.2 Seller and Buyer shall cooperate to notify any party to the Agreements and/or any party which has granted any permit, approval and license, of the assignment and transfer according to this Agreement, no later than seven (7) days following the date of execution hereof.
      Seller shall obtain the consent of each of the aforementioned third parties to said assignment, inasmuch as such consent is required according to any applicable law, regulation or contract.
      Without limiting the generality of the foregoing, Seller will submit to Buyer the consents of Prof. Ornan, of the company Control and Monitoring Circuits (MEITAV) Ltd and of the commercial banks to whom Seller is indebted, to the sale and assignment of the Assets hereunder.

5.3   5.3.1 Seller shall terminate the employment of all those employees whom Buyer does not wish to employ, and will pay to such employees all the payments due to them at and as a result of the termination.

      5.3.2 The Founder and certain employees acceptable to Buyer (collectively: the "Transferred Employees") will be employed by Buyer. Seller and Founder confirm that such employees have agreed to be employed by Buyer under terms similar to their current terms of employment (as detailed in Appendix 3.8 hereto), and that Seller and Founder made no promises to the Transferred Employees with regard to a raise in their salaries and other benefits subsequent to the Closing. Seller shall transfer to Buyer all rights relating to monies accrued on behalf of the Transferred Employees in any severance and/or pension and/or educational and/or similar fund.

5.4 The Founder confirms his agreement to be employed by Buyer for a period of at least three years following the Closing. The Buyer and the Founder will sign and execute a customary employment contract. The salary and benefits package will be as set forth in that contract.

6.    General Obligations
      -------------------

6.1 Any liabilities and obligations based upon, relating to or resulting from the rights and assets being sold and assigned pursuant to this Agreement, including without limitation, payments due to any authority or third party, to the extent relating to the period prior to the Closing, not including the Assumed Liabilities, shall be borne and paid solely by Seller and Founder, regardless of the date such liabilities and obligations are claimed. Any such liabilities and obligations and payments which accrue after the Closing shall be borne solely by Buyer, subject to the provisions of section 3.6 above.

6.2 Each of the parties shall indemnify and hold the other party harmless against and in respect of any losses, liabilities, obligations, damages, claims, proceedings, judicial verdicts and decrees, settlements, assessments, audits, fines and arrears, costs and expenses (including reasonable attorneys' fees) arising out of or relating to the breach of such party's commitments, representations and warranties contained in this Agreement.

7.    Consideration for the Business and the Assets
      ---------------------------------------------

7.1 In consideration of the Business and the Assets sold and assigned to Buyer hereunder, Buyer assumes the Assumed Liabilities and will issue to Seller 80,000 shares of its common stock. Buyer confirms that its outstanding share capital consists only of common stock.

7.2 At the Closing, Buyer will issue two share certificates for the above shares - one certificate for 60,000 shares and one certificate for 20,000 shares, and will deliver/deposit these certificates as follows:

      7.2.1. The first certificate, for 60,000 shares, will be delivered to the Seller at the Closing.

      7.2.2 The second certificate, for 20,000 shares, will be deposited in the hands of Advocate Itzhak Lev (the "Trustee", whose fees and expenses will be borne and paid by the Seller and/or Founder), and the Trustee will deliver this certificate to the Seller twelve months after the Closing - provided that no claims are made by any third party with regard to the Assets that were sold and assigned to Buyer hereunder, and provided that Seller and Founder are not in default hereunder.

      7.2.3 Should the Seller not be entitled to receive from the Trustee the above certificate, such certificate will be returned to Buyer, and the number of shares covered by such certificate will be deducted from the total number of the consideration shares specified in section 7.1 above.

7.3 Buyer will pay the sums of the Assumed Liabilities as they become due - as detailed in Appendix 2.4 hereto.

7.4 The total value of the transaction hereunder is NIS 600,000 plus the market value of 80,000 Buyer's shares ("Total value"). VAT will be added to the Total Value. At the Closing, Seller will submit to Buyer a tax invoice (HESHBONIT MAS) for the Total Value plus VAT. Buyer will pay the VAT sum until the 15th day of the month following the Closing month, and will pay the balance of the invoice by assuming the Assumed Liabilities and by issuing 80,000 of its shares to the Seller.

8.    Closing
      -------

8.1 The Closing will occur within 5 business days after execution of the Agreement by both parties.

8.2 At the Closing, Seller and Founder shall provide to Buyer all the following items:

      8.2.1 The resolution of Seller's Board of Directors confirming the execution of this Agreement and the transactions contemplated hereby, and appointing signatories to sign and execute this Agreement and all related documents on behalf of Seller.

      8.2.2 All the records relating to the Business, the Assets and the Assumed Liabilities.

      8.2.3 A compliance certificate, signed by Seller and the Founder, confirming the completion of all acts which should have been completed by Seller and Founder prior to the Closing, and confirming that all representations of Seller and Founder contained herein are true and complete as if made on the date of the Closing.

      8.2.4 The assignment deeds and the consents as per section 5.2 above.

      8.2.5 The consent of the Transferred Employees as per section 5.3.2 above.

      8.2.6 A confirmation certificate signed by Seller's legal counsel, and a confirmation certificate signed by Seller's accountants, in a form mutually satisfactory.

8.3 At the Closing, Buyer shall provide to Seller and Founder all the following items:

      8.3.1 The resolution of Buyer's Board of Directors confirming the execution of this Agreement and the transactions contemplated hereby, and appointing signatories to sign and execute this Agreement and all related documents on behalf of Seller.

      8.3.2 A compliance certificate, signed by Buyer, confirming the completion of all acts which should have been completed by Buyer prior to the Closing, and confirming that all representations of Buyer contained herein are true and complete as if made on the date of the Closing.

      8.3.3 The Share Certificates as per section 7.2 above will be deposited with the Trustee.

      8.3.4 A confirmation certificate signed by Buyer's legal counsel, in a form mutually satisfactory.

8.4 The failure of Seller and Founder to provide the items as per section 8.2 above, and the failure of Buyer to provide the items as per section 8.3 above, within 5 business days after the execution of this Agreement by both parties, will be deemed a breach of the Agreement.

9.    Non Competition
      ---------------

9.1 Seller undertakes not to compete directly or indirectly anywhere in the world, whether by itself or by means of a subsidiary, affiliate or otherwise with the Business. For purposes of this Section 9, subsidiaries and affiliates shall have the meaning as ascribed to said terms in the Securities Law, 1968. Seller further agrees not to solicit the transfer of employees from Buyer to Seller or any third party.

9.2 This section 9 shall apply for a period of five years after the Closing, or until Seller ceases to be a shareholder of Buyer, whichever the later.

10.   Miscellaneous
      -------------

10.1 This Agreement constitutes the entire and sole agreement and understanding between the parties relating to the subject matter hereof, and cancels any prior understandings or agreements, whether oral or written, concerning the subject matter hereof.

10.2 This Agreement shall be governed by and construed in accordance with the laws of the State of

      Israel, without giving effect to its conflict of laws provisions, and the parties hereto consent to the exclusive jurisdiction of the Courts sitting in the city of Haifa.

10.3 Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the addresses set forth below. Notices served by registered or certified mail shall be deemed to have been received on the fifth business day after postage. Notices served by fax or e-mail shall be deemed to be in writing and to have been received on the business day following the day of dispatch thereof.

10.4 No waiver by a party or failure to enforce any of its rights hereunder shall be construed as a waiver to enforce other rights or the same right on future occasions. No amendment, modification or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by the party against whom such amendment, modification or waiver is sought to be enforced.

10.5 Each party may offset any consideration it may owe any other party hereto under this or any other agreement, against any indebtedness of the other party towards the first party.

10.6 After the completion of all the transactions contemplated hereby, Seller may enter into winding-up proceedings. In such case, Founder will remain fully responsible for all the undertakings and representations hereunder.

      In witness hereof, the parties hereto have executed this Agreement, on this 30th day of November 2000.

___________________________             _________________________         _______________________
I.I.S. INTELLIGENT INFORMATION          EASTEK EMBEDDED SYSTEMS           DANNY SHAVIT
SYSTEMS LTD.                            (MEITAV) LTD.
By: Robi Hartman                        By: Danny Shavit
Title: CEO and President                Title: CEO and President
Date: November 30, 2000                 Date: November 30, 2000           Date: November 30, 2000


LIST OF APPENDICES
------------------

Appendix 2.3 -  Agreements

Appendix 2.4 -  Assumed Liabilities

Appendix 2.5 -  Tangible Assets

Appendix 2.6  - List and short description of all license agreements

Appendix 3.8 -  Employees and terms of employment